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                                                                    EXHIBIT 10.9


                                                                   Feb. 27, 2001

Mr. Randall Bambrough
1868 Nakoma Court
Fremont, CA 94539

Dear Mr. Bambrough:

I am delighted to confirm our offer to you of employment with InterVideo Inc., a California corporation ("Company"), on the following terms:

1. Position. You will become a full-time employee of the Company, serving
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initially in the position of Chief Financial Officer, reporting to Steve Ro,
President. You understand that your responsibilities and duties may evolve over time.

2. Compensation. Your salary will be $15,000 per month ($180,000 per year on an
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annualized basis), payable in accordance with the Company's payroll practices.
You will be eligible to receive a bonus equal to 20% of your base salary if the Company achieves certain financial and personal performance goals.

3. Benefits Policies. During your employment, you will be entitled to the
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benefits generally available to employees under the Company's medical, dental and 401K savings programs, in accordance with their terms. You will also benefit from benefit policies adopted by the Company from time to time, such as sick leave, vacation, and disability policies.

4. Option Grant. Following commencement of employment, the grant of an
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immediately exercisable option to purchase up to 300,000 shares of Common Stock under the Company's stock option plan will be recommended to the Company's Board of Directors on your behalf. The Company will allow you to exercise your options with a five (5) year full recourse promissory note secured by your stock, subject to the Company's right to repurchase any unvested shares in the event that your employment is terminated. These and other terms associated with the option will be documented in a stock option agreement to be signed by you and the Company. All option grants are subject to approval by the Company's Board of Directors. The option exercise price will be equal to the fair market value of the shares at the date of grant. Under the plan, the option will vest as to one-eighth (1/8th) of the shares at the end of six (6) months of full-time employment, and vest as to one forty-eighth (1/48th) of such shares at the end of each full month during the following forty-two (42) month period. If your employment with the Company terminates for any reason prior to full vesting, the unvested portion shall terminate and you will have the right to exercise your option, to the extent vested, at any dine within thirty (30) days after the date of such termination at the exercise price set forth in your stock option agreement. The exercise of any options will be subject in all respects to the terms of your stock option agreement and the stock option plan. The

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stock option agreement will contain certain rights of first refusal by the
Company in the event of any proposed transfer of shares you purchase to third parties.

5. General Policies. You agree that to the best of your ability and experience
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you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you will devote all of your business time and attention to the business of the Company and the Company will be entitled to all of the benefits and profits arising from or incident to all such work, services and advice. During the term of your employment, you will not, whether directly or indirectly, render any services of a commercial or professional nature to any person or organization, whether for compensation or otherwise, without the prior written consent of the Board of Directors of the Company.

6. Proprietary Information Agreement. Upon commencement of your employment, you
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will be required to sign the Company's standard employee proprietary information agreement relating to confidential information and the assignment of proprietary developments to the Company.

7. Proof of Right to Work. For purposes of federal immigration law, you will be
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required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

8. Status. You must go through an introductory period" lasting ninety (90)
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consecutive days, commencing on the date of your employment (the "Introductory
Period"). The company will use this period to see if you are able to meet Company's standards. Successful completion of your Introductory Period is not a guarantee of continued employment. You also understand that your employment will be voluntary and at-wilL You are free to resign at any time, just as the Company is free to terminate your employment at any time with or without cause. However, if the Company terminates your employment for a reason other than "Cause" after the Introductory Period or if you leave the employment of the Company for "Good Reason" after the Introductory Period, the Company shall provide you with the following severance benefits: (i) continuation of your base salary for a period of twelve (12) months; (ii) payment of benefits available under the Consolidated Omnibus Budget Reconciliation Act ("COBRA") for a period of twelve (12) months, after which you may be eligible for continued benefits at your own expense under COBRA; and (iii) if the termination occurs before a "Change of Control", you will be credited with additional vesting of the options granted to you in connection with your employment equal to fifty percent (50%) of all unvested shares. After the Introductory Period, if there is a Change of Control and the successor corporation terminates your employment within twelve (12) months of such Change in Control, all shares received pursuant to the option grant in
Section 4 shall immediately vest.

For the purposes of this employment letter agreement, the following terms have the following meanings:

"Cause" shall mean: (i) indictment or conviction of any felony or of any crime involving dishonesty; (ii) participation in any fraud against the Company or any successor of the Company; (iii) breach of your duties to the Company or such successor, including willful misconduct, gross negligence, or

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employee's continued substantial violations of his or her employment duties after employee has received a written demand for performance from the Company which specifically sets forth the factual basis for the Company's belief that employee has not substantially performed his or her duties; (iv) intentional damage to any property of the Company or such successor; or (v) your material breach of any element of the InterVideo's Proprietary Information and Inventions Agreement, including theft or other misappropriation of the Company's proprietary information.

"Change of Control" shall mean (a) a sale of substantially all of the assets of the Company; (b) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation in which stockholders immediately before the merger or consolidation have, immediately after the merger or consolidation, have 50% or more of the voting power); (c) a reverse merger in which the company is the surviving corporation but the shares of the Company's common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise (other than a reverse merger in which stockholders immediately before the merger have, immediately after the merger, have 50% or more of the voting power); or (d) any transaction or series of related transactions in which in excess of 50% of the Company's voting power is transferred.

"Good Reason" shall mean any one of the following events: (i) material reduction of employee's rate of compensation; (ii) material reduction in employee's responsibilities', authority, title or duties; or (iii) material breach by the Company or any successor to the Company of any of the material provisions of this agreement.

Please confirm your acceptance of this offer by signing the enclosed copy of this letter in the space provided below, and returning the signed copy to me within ten (10) days from the date of this letter. If there are any aspects of this offer that you would like clarified, please let me know.

We are very pleased to make this offer to you and look forward to a mutually rewarding relationship.

Very truly yours,



_________________________________
Steve Ro
President/CEO


ACCEPTED:


Name:____________________________
Date:____________________________
Start Date:______________________

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